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                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                          Three Months Ended    Six Months Ended
                                                June 30,            June 30,
                                           -----------------   -----------------
                                            2000      1999       2000      1999
                                           -------   -------   -------   -------
Earnings:
  Income applicable to common stock        $ 2,184   $ 1,675   $ 3,978   $ 3,133
                                           =======   =======   =======   =======

  Weighted average number of shares
      outstanding                           19,000    18,196    18,901    18,170

Net income per share - basic               $  0.11   $  0.09   $  0.21   $  0.17

   Additional shares assuming conversion
      of options and warrants                  936       450       907       505
                                           -------   -------   -------   -------

Pro forma shares                            19,936    18,646    19,808    18,675
                                           =======   =======   =======   =======

Net income per share - diluted             $  0.11   $  0.09   $  0.20   $  0.17
                                           =======   =======   =======   =======




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